Exhibit 5.1

Attorneys and Counselors

2001 Bryan Street, Suite 3900	(214) 922-4156
Dallas, Texas 75201	Fax (214) 922-4170
(214) 953-0053	lhardeburg@hallettperrin.com
(214) 922-4142 Fax
www.hallettperrin.com

May 13, 2008

Platinum Research Organization, Inc.

2777 N. Stemmons Freeway, Suite 1440

Dallas, Texas 75207

RE:                              Registration Statement on Form S-1/A (File No. 333-147713)

Gentlemen:

We have served as counsel for Platinum Research Organization, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Selling Stockholders”) in connection with the Registration Statement on Form S-1/A (File No. 333-147713) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 covering the proposed sale from time to time by the Selling Stockholders of a maximum of 6,500,000 shares (the “Shares”) of Common Stock, $.001 par value, of the Company.

With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below.  Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered in accordance with the Registration Statement, will be duly authorized, validly issued and outstanding and fully paid and nonassessable.

This opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ HALLETT & PERRIN, P.C.